Exhibit 10.1
CapitalSource Bank
Chief Executive Officer and Chief Financial Officer 2011 Cash Bonus Compensation Program
The following compensation program (the “Program”) covers cash bonuses for fiscal year 2011 for each of the President and Chief Executive Officer (the “CEO”) and the Chief Financial Officer (“CFO”) of CapitalSource Bank (the “Bank”), and is intended to reflect a comprehensive view of the Bank’s performance. The Program will be administered by the Compensation Committee of the Bank’s Board of Directors (the “Bank Committee”), provided that all decisions hereunder will be made independently by each of the Bank Committee and the Compensation Committee of the Board of Directors of CapitalSource Inc. (the “Parent Committee,” and together with the Bank Committee, the “Committees”). All compensation decisions under this Program for the CEO and, if applicable, the CFO, also are subject to the satisfaction of the Internal Revenue Service Code Section 162(m) performance criteria established by the Parent Committee. Determinations of 2011 cash bonuses for the CEO and the CFO of CapitalSource Bank shall be made solely pursuant to this Program and not pursuant to any other compensation program or plan whether applicable to employees of CapitalSource Bank or otherwise.
The Program reflects a combination of success factors, including Primary Financial Goals and Other Performance Measures, some of which will require subjective determinations by the Committees. Success factors are intended to align with and appropriately measure the successful implementation and accomplishment of the Bank’s business plan including the achievement of critical goals at both the corporate and the departmental levels. The CEO’s individual success factors are set by the Committees, and the CFO’s success factors are recommended by the CEO and reviewed and approved by the Committees. The success factors for the CEO and the CFO of the Bank appear in Exhibit A and Exhibit B, respectively.
CEO 2011 Cash Bonus Target
The Committees may use their respective discretion to adjust — up or down — the following bonus targets and to determine whether the CEO success factors outlined on Exhibit A have been achieved to the extent there are judgments to be employed, subjective determinations to be made or mitigating factors exist.
To achieve a 2011 Cash Bonus at or above 100% of Base Salary:
▪	All of the Primary Financial Goals and at least the first two of the Other Performance Measures must be met.
To achieve a 2011 Cash Bonus at or above 75% of Base Salary:
▪	At least three of the four Primary Financial Goals, the first of the Other Performance Measures, and at least one of the remaining Other Performance Measures must be met.
CFO 2011 Cash Bonus Target
To achieve a 2011 Cash Bonus at or above 100% of Base Salary:
▪	All of the Primary Financial Goals and all of the Other Performance Measures must be met.
To achieve a 2011 Cash Bonus at or above 75% of Base Salary:
▪	At least one of the two Primary Financial Goals and at least the first two of the Other Performance Measures must be met.

Exhibit A
2011 Success Factors for CapitalSource Bank’s CEO
Primary Financial Goals:
1.	Pretax Net Income — Achieving pretax net income for 2011 of $150 million for CapitalSource Bank.

2.	Credit Losses:
a.	Experiencing during 2011 aggregate credit losses (charge offs and specific reserves) of less than 1% of the original outstanding balances for 2009, 2010 and 2011 vintage originations owned by CapitalSource Bank. For purposes of losses on portfolio acquisitions, only losses in excess of the purchase discount will be counted as credit losses.

b.	Reducing the classified asset ratio of CapitalSource Bank as of December 31, 2011 to 60% or less.
3.	Operating Expenses — Maintaining the operating expense ratio (total expenses/average assets) for CapitalSource Bank at 2.10% or less for 2011 absent the impact of significant corporate reorganizations.

4.	Average Risk Ratings — Pursuant to the CapitalSource Bank risk rating system, having an average risk rating of 2.75 or less for all loans owned by CapitalSource Bank that were closed or acquired during 2011.
Other Performance Measures:
1.	Regulatory Ratings — Maintaining acceptable safety and soundness, compliance and CRA ratings for CapitalSource Bank as determined by the Bank Committee.

2.	Funding — Operating CapitalSource Bank’s retail banking operation to provide adequate funding for CapitalSource Bank’s planned closing and acquisition of up to $1.8 billion of loans in 2011 while minimizing funding and operational costs and organically growing deposits only within the existing branch structure.

3.	Bank Charter — Converting CapitalSource Bank’s Charter from a California Industrial Bank to a Commercial Bank, or continuing to make significant progress toward such a conversion as determined by the Bank Committee.

4.	Operating Structure — Simplifying the management structure of CapitalSource Bank with the goal of making CapitalSource Bank capable of functioning as a stand-alone entity (to the extent permitted by applicable law, regulation and regulators).

Exhibit B
2011 Success Factors for CapitalSource Bank’s CFO
Primary Financial Goals:
1.	Pretax Net Income — Achieving pretax net income for 2011 for CapitalSource Bank of $150 million.

2.	Operating Expenses — Maintaining the operating expense ratio (total expenses/average assets) for CapitalSource Bank at 2.10% or less for 2011 absent the impact of significant corporate reorganizations.
Other Performance Measures:
1.	Regulatory Ratings — Maintaining acceptable safety and soundness, compliance and CRA ratings for CapitalSource Bank as determined by the Bank Committee.

2.	Regulatory Business Plan(s) — Developing and timely filing with applicable regulatory authorities appropriate revised regulatory business plans for CapitalSource Bank, to be used in conjunction with a charter change application and/or the Bank’s extended de novo period or other regulatory requirements.

3.	Policy Limits — Adhering to the quarterly limits for liquidity risk, interest rate risk, investment policy compliance and capital compliance, in each case as established from time to time by the Asset Liability Committee of the Bank’s Board of Directors and measured as of the last business day of each quarter during 2011.

4.	Accounting Integration — Successfully combining (to the extent permitted by applicable law, regulation and regulators) the operations of the accounting departments of the Parent Company and CapitalSource Bank into a single department within CapitalSource Bank, or continuing to make significant progress toward such combination as determined by the Bank Committee.

5.	IT Integration — Successfully combining (to the extent permitted by applicable law, regulation and regulators) the operations of the information technology departments of the Parent Company and CapitalSource Bank into a single department within CapitalSource Bank, or continuing to make significant progress toward such combination as determined by the Bank Committee.